Exhibit T3A.15

Number 671902 Certificate of Incorporation I hereby certify that NAC AVIATION 36 LIMITED is this day incorporated under the Companies Act 2014, and that the company is a Private Company Limited by Shares. Given under my hand at Dublin, this Tuesday, the 9th day of June, 2020 for Registrar of Companies